Exhibit 10(a)

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is effective as of the 8th day of June, 1998, between JAMES MONROE BANK (the "Bank"), a commercial bank organized and existing under the laws of the Commonwealth of Virginia, with principal offices at 3033 Wilson Boulevard, Arlington, Virginia 22201, and JOHN R. MAXWELL ("MAXWELL"), and effective as of June 30, 1999 as to the obligations of James Monroe Bancorp, Inc. ("CORPORATION") contained in paragraphs 1(b) and 4(c) herein. Bank and Maxwell are also each individually referred to as a "party" and collectively as the "parties".

         WITNESSETH THAT , in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

         1.       EMPLOYMENT.

         (a) Commencing June 8, 1998, and continuing through May 31, 2002, and from year to year thereafter until terminated under the provisions of paragraph 5 below, Maxwell shall be employed by the Bank as its President and Chief Executive Officer. As President and Chief Executive Officer, there shall be no more senior officer of the Bank and Maxwell shall report exclusively to, and Maxwell shall be managed exclusively by, its Board of Directors consistently with the terms of this Agreement. The Board of Directors of the Bank shall not, without Maxwell's approval or without cause, elect any person to a corporate position superior to any of the positions held by Maxwell on June 8, 1998, or remove him from the offices of President and Chief Executive Officer of the Bank, or in any other way fail to maintain Maxwell in the then highest executive position in the Bank's organization. Maxwell's duties as President and Chief Executive Officer shall be those normally undertaken by Presidents and Chief Executive Officers of banks similar to the Bank in nature and size at the time he exercises such duties. Additionally, in exercising his said duties, Maxwell shall have such authority and discretion to make decisions binding upon the Bank as are reasonable and consistent with the good faith discharge of said duties.

         (b) During the term of this Agreement, Maxwell shall also serve as the President and Chief Executive Officer of the Corporation. As President and Chief Executive Officer, there shall be no more senior officer of the Corporation, and Maxwell shall report exclusively to, and Maxwell shall be managed exclusively by, its Board of Directors. The Board of Directors of the Corporation shall not remove him from the offices of President and Chief Executive Officer of the Corporation, or in any other way fail to maintain Maxwell in the then highest executive position in the Corporation's organization.

         2. COMMITMENT OF EXECUTIVE. During the term of this Agreement, Maxwell shall faithfully and diligently discharge his duties and responsibilities, shall use his best efforts consistent with the terms of this Agreement, and shall devote all of his business time and attention to the affairs of the Bank, except for any period(s) of time during which Maxwell's ability to discharge any of such duties and responsibilities and devote such time and attention are impaired as a result of a mental or physical disability of his, or he is on vacation, holiday or other leave, or as otherwise agreed by the Board of Directors. The obligations of this paragraph shall not be construed to mean that Maxwell shall not be a director of any other corporation, or be associated in any way whatsoever with any educational, charitable, civic, social, recreational, youth, sports or other organization or endeavor. Provided, however, during the time of his employment under this Agreement, Maxwell shall not be employed by any organization licensed as a bank by the Commonwealth of Virginia or the United States of America anywhere except by the Bank or a subsidiary or affiliate of the Bank.

         3.       COMPENSATION.

         (a) During the period commencing June 8,1998 and concluding May 31, 1999, the Bank shall pay to Maxwell a base salary of One Hundred Ten Thousand Dollars ($110,000.00). During the period commencing June 1, 1999 and concluding May 31, 2000, the Bank shall pay to Maxwell a base salary of One Hundred Twenty-Five Thousand Dollars ($125,000.00). As of June 1, 2000, and again as of June 1 of each succeeding year during the term of this Agreement, Maxwell's annual base salary for the twelve (12) month period commencing on each such date shall be an amount of money as determined by the Board of Directors with due consideration of, among other things


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believed  relevant  thereto by the Board of  Directors,  (1)  Maxwell's  duties, responsibilities and performance during the immediate preceding twelve (12) month period and those expected of him during the then commencing twelve (12) month period, as President and Chief Executive Officer of the Bank, and (2) salaries of persons serving as chief executive officers of other banks having an asset size or other characteristics similar to the Bank as may be reported in salary surveys or otherwise concerning chief executive officers in the banking industry (including, but not limited to, the Virginia Bankers Association's Annual Salary Survey Results publication). Provided, however, that in no event shall the Board of Directors set Maxwell's annual base salary for the then commencing twelve (12) month period at an amount which is less than One Hundred and Five percent (105%) of the annual salary Maxwell was to receive under this Agreement during the immediate preceding twelve (12) month period.

         (b) Salary as provided above will be payable less appropriate deductions as required by law, or otherwise permitted by Maxwell, and shall be paid in appropriate installments to conform with the Bank's regular payroll dates.

         (c) Beginning with and for calendar year 1999 and thereafter, the Bank shall pay to Maxwell a bonus with respect to his performance for the Bank during such calendar year; provided, however, that at least seventy-five percent (75%) of such bonus shall be dependent upon objectively measurable criteria, and the balance dependent upon subjectively measurable criteria established in the discretion of the Board of Directors after consultation with and due consideration of Maxwell's views thereon. Furthermore, the total bonus as to which Maxwell shall be eligible to receive for any calendar year after 1999 shall be established in the discretion of the Board of Directors after consultation with and due consideration of Maxwell's views thereon, and Maxwell shall be apprised of such eligible bonus amount and the aforesaid objective criteria, in writing, during the first calendar quarter of each of such years (except for 1999, as to which Maxwell shall be so apprised by January 15, 2000).

         4.       OTHER BENEFITS.

         (a) During the term of this Agreement, the Bank shall pay the premiums on a term life insurance policy(ies) on the life of Maxwell, which policy(ies) shall be owned by Maxwell, in the face amount of Two Hundred Fifty Thousand Dollars ($250,000.00) through May 31, 1999, but commencing June 1, 1999 such face amount shall be increased to One Million Dollars ($1,000,000.00), and for years beginning June 1, 2000 and on each succeeding June 1, the face amount of such policy shall be increased in the same proportion as Maxwell's base salary is increased under this Agreement for the year commencing on that June 1. Further, the said term life insurance policy shall be obtained from an insurance company selected by Maxwell, and the beneficiary(ies) thereon shall be determined by Maxwell and there shall be no restraint against Maxwell retaining such policy after the expiration of the term of this Agreement, at his own expense, should he choose to do so.

         (b) During the term of this Agreement, the Bank shall furnish an automobile owned or leased by the Bank for Maxwell's use for any purpose whatsoever, and the Bank shall pay an automobile expense allowance agreed to by Maxwell and the Board of Directors for fuel, maintenance and replacement parts and consumables, repairs and all other costs incidental to the use or operation of the car. The Bank shall maintain reasonable insurance coverages on said vehicle at its expense for the benefit of Maxwell. The make and type of automobile shall be consistent with the positions of Maxwell with the Bank based on the discretion of the Board of Directors.

         (c) The Corporation shall grant Maxwell the option to acquire up to Thirty-Six Thousand, Eight Hundred and Eighty (36,880) shares of the Corporation's common stock at the stock's current fair market value of Ten Dollars ($10.00) per share. This option shall become vested ratably over three
(3) years, with the first one-third (1/3) of the optioned shares becoming vested on June 1, 1999, the second one-third (1/3) of the optioned shares becoming vested on June 1, 2000, and the last one-third (1/3) of the optioned shares becoming vested on June 1, 2001. This option shall remain outstanding through May 31, 2008, notwithstanding any earlier termination of this Agreement for any reason. This grant shall be exercisable, in whole or in part, during the period it is outstanding, subject to the terms of the James Monroe Bank 1998 Stock Option Plan, as adopted by the Corporation. It is intended that such options be "non-qualified stock options" within the terms of such Plan and the Internal Revenue Code and, on exercise, the Corporation shall reimburse Maxwell for any income taxes payable by him as an incident of such exercise up to the amount of the tax benefit to be received by the Corporation as a result of the exercise by Maxwell of any of said options. Additionally, if the Corporation seeks or is required to register any of its securities under the Securities Act of 1933, as amended, or file reports under the Securities Exchange Act of 1934, as


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amended,  with the U.S.  Securities and Exchange  Commission,  it shall,  at its expense, cause to be registered, without restrictions thereon (except as may be required by law), all shares of stock acquired by Maxwell, upon his exercise of the said non-qualified options with respect thereto.

         (d) Maxwell shall be reimbursed for reasonable travel and all other expenses incurred or paid by Maxwell and which he considers in accordance with the Bank's policies and in his discretion to be reasonable and proper in connection with the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may from time to time be requested by the Board of Directors.

         (e) In the event of Maxwell's inability to perform his duties due to illness or incapacity, the Bank shall continue his full base salary for a period of three (3) months from the commencement of said disability. Additionally, for the subsequent three (3) month period, the Bank shall pay to Maxwell that portion of his base salary such that the total amount received by Maxwell pursuant to this sentence plus the amount, if any, received by Maxwell pursuant to the Bank's income disability policy (if such policy exists) equals his full base salary for said subsequent three (3) month period. Thereafter, Maxwell shall only be entitled to receive payments pursuant to the Bank's income disability policy, if such policy exists.

         (f) Maxwell shall be entitled to participate in and enjoy according to Bank policy any and all pension, retirement, profit-sharing, stock purchase, stock option, life insurance, accident insurance, medical reimbursement, health insurance or hospitalization plan, cafeteria plan, deferred compensation plan, vacations, holidays and other leave and any other fringe benefits in which any other employee or executive of the Bank is eligible to participate and entitled by Bank policy to enjoy.

         (g) The Bank may pay the new member induction fees, and thereafter during the term of this Agreement, the Bank may pay all dues and monthly charges incurred by Maxwell for a full golf membership for Maxwell at a country club agreed upon by Maxwell and the Board of Directors at such time as said Board determines is reasonable given the Bank's level of financial performance.

         (h) The Bank shall reimburse Maxwell for the actual, reasonable and necessary expenses incurred in permanently relocating his residence at the Bank's request, if Maxwell's new office location is at least 35 miles farther from his current residence than his current office location is from his current residence. Relocation expenses shall include the following items: temporary living expenses at the new location (up to 60 days), moving of household goods and settlement costs of the sale of or cancellation of the lease on his current residence, settlement costs for the purchase or lease of his new residence (less interest and loan origination fees). In the event that the interest rate on the financing for Maxwell's new residence exceeds the interest rate on the financing for his current residence, the Bank shall pay Maxwell the difference each month for three years.

         5.       TERM AND TERMINATION.

         (a) This Agreement shall be effective as of June 8, 1998, and shall remain in effect through May 31, 2002, and from year to year thereafter, unless terminated as provided herein.

         (b) Either party may terminate the Agreement as of May 31, 2002, or as of the end of any subsequent one (1) year period, by giving written notice of termination to the other party not less than ninety (90) days prior to the intended date of termination.

         (c) This Agreement shall terminate upon the death of Maxwell.

         (d) This Agreement shall terminate in the event of the permanent disability of Maxwell, which shall mean a disability due to physical or mental illness or incapacity resulting in Maxwell's inability to perform each and every one of his duties as President and Chief Executive Officer of the Bank for a period of six (6) consecutive months, or for an aggregate period of nine (9) months, or more, in any twelve (12) month period during the term of this Agreement, as determined by a physician selected by Maxwell and the Board of Directors of the Bank (who shall cooperate in good faith with each other to choose), it being understood and agreed that if Maxwell can perform any of his said duties, then he shall not be considered permanently disabled for purposes of this paragraph 5(d).



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         (e) This Agreement shall terminate in the event of Maxwell's "Dismissal for Just Cause" as next defined, unless cured by Maxwell as provided in subparagraph 5(e)(2) below.

         (1) "Dismissal for Just Cause" shall exclusively mean a termination of Maxwell's employment because of Maxwell's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform his duties as President and Chief Executive Officer, willful violation of any law, rule or regulation of any governmental agency having jurisdiction over Maxwell, other than traffic violations or similar offenses, but including Maxwell's willfully causing the Bank to violate any final cease or desist order issued against the Bank by a bank regulator having authority and jurisdiction to issue such final order. In no event shall failure to perform his said duties as a result of, or in connection with, any physical or mental disability constitute just cause.

         (2) Prior to Maxwell's Dismissal for Just Cause, the Bank shall provide written notice of its reasons as to why it believes such cause exists and Maxwell shall have thirty (30) days from receipt of such notice to effect a cure of same.

         (f) This Agreement shall terminate at the option of Maxwell upon or within six (6) months after a Change of Control of the Bank as defined in subparagraph 5(f)(1), upon Maxwell's good faith determination that the Bank has engaged in any of the activities set forth below in paragraphs 5(g)(2)(i) through (iv) below.

         (1) For the purposes of this Agreement, the term "Change in Control" means anyone of the following events occurring during the term of this Agreement and subsequent to September 1, 1999: (i) the acquisition by any person or by persons acting as a "Group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) of ownership of, holding or power to vote more than 51% of the voting stock of the Bank; (ii) the acquisition by any person or by persons acting as a Group of the power to control the election of a majority of the members of the Bank's Board of Directors; (iii) the exercise of a controlling influence over the management or policies of the Bank by any person or by persons acting as a Group; or (iv) the failure of Continuing Directors (as next defined) to constitute at least two-thirds of the Board of Directors of the Bank during any period of twenty-four (24) consecutive months. For purposes of this Agreement, "Continuing Directors" shall mean only those individuals who were members of the Board of Directors on June 30, 1999, and those other individuals whose election or nomination for election as a member of said Board was approved by a vote of at least two-thirds of the Continuing Directors then in office on said Board. For purposes of this subparagraph 5(f)(1) only, the term "person" refers to a human being or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

         (2) Upon and after a Change of Control, the Bank shall not without Maxwell's prior written agreement thereto:

                  (i) Make any material change in Maxwell's status or positions with the Bank or a material change in Maxwell's duties or responsibilities inconsistent with his status or positions, or remove Maxwell from or fail to reappoint or reelect Maxwell to such positions, except in connection with a termination of Maxwell's employment by the Bank under the provisions of paragraph 5(b), 5(c), 5(d) or 5(e);

                  (ii) Fail to continue in effect each Plan (as hereinafter defined) in which Maxwell is participating immediately before the Change in Control of the Bank, or place into effect Plans providing at least substantially similar benefits, other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or take any action or fail to take action which would adversely affect Maxwell's continued participation in each such Plan on at least as favorable a basis to Maxwell as is the case before the date of the Change in Control. For purposes of this subparagraph, "Plan" shall mean any compensation plan, such as an incentive or stock option plan, or any employee benefit plan, such as a thrift, pension, profit sharing, medical disability, accident, life insurance plan or policy, or any other plan, program or policy of the Bank intended to benefit employees.

                  (iii) Refuse to continue to allow Maxwell to attend to any matter or engage in any activity not directly related to the business of the Bank, which, immediately prior to the date the Change in Control occurs, Maxwell was permitted by the Board of Directors to attend or in which, prior to the Change in Control, Maxwell was permitted by the Board of Directors to engage.



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                  (iv) Assign this Agreement or delegate any  obligations of the
Bank under this Agreement.

         6.       SEVERANCE UPON TERMINATION AND RESTRICTIVE COVENANT.

         (a)(1) If Maxwell's employment under this Agreement, or this Agreement itself is terminated as a result of the Bank's or the Corporation's breach of this Agreement, or if Maxwell chooses to terminate his employment under this Agreement as a result of the Bank's or the Corporation's breach of any one or more of the Bank's or the Corporation's obligations under this Agreement, then, as liquidated damages, and in lieu of any other further payments which Maxwell would be otherwise entitled to receive under paragraphs 3 and 4 (other than 4(c)) of this Agreement), the Bank shall (1) pay Maxwell for a period equal to twelve (12) months, at the full amount of base salary, bonus and other benefits to which he was entitled immediately before such termination, as provided in this Agreement (said sum to be paid, at the option of Maxwell, in either one lump sum within thirty (30) days of such termination, or in periodic equal monthly payments over the following twelve (12) month period), and (2) provide Maxwell executive outplacement assistance from an organization of Maxwell's choice and the cost therefor, up to an amount equal to eighteen percent (18%) of the base salary to which he was entitled under this Agreement immediately before such termination, shall be borne by the Bank. In the event the monies payable to or for Maxwell pursuant to the foregoing provisions of this paragraph 6(a)(1) result in a Federal excise tax obligation on Maxwell with respect to such payments, then, at Maxwell's discretion, the total amount of such payments shall be reduced to the maximum amount that may be paid to or for Maxwell without causing him to incur any such Federal excise tax obligation thereon.

         (a)(2) If Maxwell's employment under this Agreement or this Agreement itself is terminated as a result of the Bank's or the Corporation's breach of this Agreement, or Maxwell terminates this Agreement as a result of the Bank's or the Corporation's breach of this Agreement, Maxwell shall be under no restriction whatsoever as to the nature of the business or employment activities in which he may engage after termination of his employment.

         (b)(1) In the event Maxwell's employment is terminated by the Bank, pursuant to the provisions of paragraph 5(b) above, for a period of eighteen
(18) months after said employment termination, Maxwell shall not Compete with the Bank, unless the Bank otherwise agrees in writing to waive application of this noncompetition provision or to reduce the period of its duration. For purposes of this Agreement, the term "Compete" shall mean Maxwell being employed by, or consulting with, or providing services for, any organization licensed as a bank by the Commonwealth of Virginia or the United States of America, if in connection with such employment, consultation or provision of services, the majority of Maxwell' s working hours are consumed at an office of such bank in the Counties of Arlington, Virginia or Fairfax, Virginia, or such other county in which the Bank may have a branch or loan production office where Bank employees are regularly present at such branch or loan production office as of the date Maxwell's employment under this Agreement is terminated.

         (b)(2)  For  the   duration,   up  to  eighteen   (18)  months  of  the
applicability of this noncompetition provision to Maxwell, the Bank shall continue to pay Maxwell the full amount of base salary, bonus and other benefits to which he was entitled immediately before such termination, as provided in this Agreement, in equal monthly payments.

         (c)(1) In the event Maxwell's employment is terminated by Maxwell pursuant to the provisions of paragraph 5(f) above, for a period of twelve (12) months after such employment termination, Maxwell shall not Compete with the Bank.

         (c)(2) In the event Maxwell shall terminate his employment under this Agreement pursuant to the provisions of paragraph 5(f) above, the Bank shall pay Maxwell for a period equal to twelve (12) months at the full amount of base salary, bonus and other benefits which he was receiving immediately prior to such termination. Such sum shall be paid, at the option of Maxwell, in either one lump sum within thirty (30) days of said termination, or in periodic equal monthly payments over the following twelve (12) months period, and such payments shall be in lieu of any other future payments which Maxwell would be otherwise entitled to receive under paragraphs 3 and 4 (other than 4(c)) of this Agreement).



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         (d) In the event Maxwell's employment is terminated by Maxwell pursuant to the provisions of paragraph 5(b) above, or by the Bank pursuant to the provisions of paragraph 5(e) above, Maxwell shall not Compete with the Bank for a period of two (2) years after said employment termination. In such event, no severance shall be payable to Maxwell after the termination of his employment.

         (e) The options granted to Maxwell under the provisions of paragraph 4(c) above and all other obligations of the Bank to Maxwell accrued but unsatisfied prior to a termination of this Agreement shall remain in full force and effect until satisfied.

         7. CONFIDENTIALITY. Maxwell agrees that, except as may be in his good faith judgment required to be disclosed to a third party in the discharge of Maxwell's duties under this Agreement, he will regard as confidential, and not intentionally and knowingly disclose to a third party without written authority from the Bank, information pertaining to the business of the Bank, its customers, subsidiaries and affiliates that is obtained by him during the course of his employment with the Bank, which is indeed confidential and proprietary to the Bank. For purposes of this Section 7, any information which (i) was known by Maxwell, or became known by him, by way of his own discovery independently of his employment with the Bank or by way of a communication Maxwell received from a third party which has no obligation of confidentiality to the bank regarding such information; (ii) was disclosed by the Bank to a third party free of any obligation of confidentiality to the Bank, (iii) was, without violating any obligation of confidentiality it had to the Bank, communicated by a third party to any other person or entity; or (iv) is or comes into the public domain through no fault of Maxwell, shall not be considered confidential or proprietary to the Bank. This Section 7 shall not be construed as restricting Maxwell from disclosing information which is confidential and proprietary to the Bank to employees of the Bank or others engaged by the Bank who reasonably require access to such information in order to discharge their duties to the Bank.

         8. ELECTION TO BOARD OF DIRECTORS. Maxwell shall stand for and be endorsed and recommended by the Bank for election to its Board of Directors for annual terms coinciding as closely as possible with those specified in this Agreement.

         9. GOOD FAITH AND REASONABLENESS. Any matters which, in connection with or pursuant to this Agreement, are to be determined by the Board of Directors, shall be determined in good faith and reasonably in light of the circumstances of those matters. In the event Maxwell disagrees with the determination by the Board of Directors on any such matter, he shall bring that disagreement to the attention of the Board of Directors and, whereupon, the parties shall attempt, in good faith, to resolve their said differences through a mediator of mutual selection, or in the event such selection is not made within thirty (30) days of the said notice from Maxwell, or if the results of the said good faith effort with a mediator are not satisfactory to either party, the dispute shall be subject to arbitration under paragraph 14 hereof.

         10. ASSIGNMENT; BINDING EFFECT. This Agreement is personal in nature as to each of the parties hereto. Except by amending this Agreement, neither party may assign or transfer this Agreement, assign or transfer rights under this Agreement, or delegate obligations under this Agreement. This Agreement shall be binding upon the successors and assigns of the Bank. This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, guardians, and other personal representatives of Maxwell.

         11. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties relating to the subject matter hereof and supersedes and cancels all prior written and oral agreements and understandings between the parties relating to the subject matter of this Agreement, which are not set forth herein. No amendment or modification of this Agreement shall be valid unless made in writing and signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived except by written instrument of the party charged with such waiver.

         12. SEVERABILITY. In the event anyone or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any particular circumstance by any tribunal of competent jurisdiction, such provision shall be valid in other circumstances and for the particular circumstance the remaining provisions of this Agreement shall be read and construed as though the said invalid, illegal or unenforceable provision had never been a part hereof.

         13. GOVERNING LAW. This Agreement will be construed in accordance with the laws of the Commonwealth of Virginia, excluding the choice of law provisions thereof.

         14. NOTICES. All notices to be sent to either party by the other party hereto pursuant to this Agreement shall be sent by registered or certified mail to the following respective addresses:

                  (a)      Bank.  If to the Bank, addressed to it at:
3033 Wilson Boulevard
                           Arlington, Virginia  22201

                           With a required copy to:

                           Chairman of the Board
                           David W. Pijor, Esquire
                           10482 Armstrong Street
                           Fairfax, Virginia  22030

                  (b)      Maxwell.  If to Maxwell, addressed to him at:

                           4708 Brentwall Court
                           Chantilly, Virginia  20152

                           With a required copy to:

                           Steve A. Mandell, Esquire
                           The Mandell Law Firm
                           A Professional Corporation
                           8133 Leesburg Pike, Suite 630
                           Vienna, Virginia  22182-2706

         15.  ARBITRATION.  Any  dispute  or  controversy  arising  under  or in
connection  with  this  Agreement  shall  be  settled   exclusively  by  binding
arbitration in Arlington County, Virginia, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect.
Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.



------------------------------------        ------------------------------------
Witness                                     John R. Maxwell

                                            JAMES MONROE BANK
                                            a Virginia Corporation


                                            By:
------------------------------------           ---------------------------------
Attest                                      David W. Pijor, Chairman

                                            JAMES MONROE BANCORP, INC.
                                            a Virginia Corporation


                                            By:
------------------------------------           ---------------------------------
Attest                                            David W. Pijor, Chairman



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